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                                                                   EXHIBIT 23(B)

                              ACCOUNTANTS' CONSENT

The Board of Directors and Shareholders
USLICO Corporation:

    We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

    Our reports refer to a change in the Company's method of accounting for income taxes by adopting the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in 1992, and the adoption of the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post Retirement Benefits Other than Pensions," in 1992.

                                          KPMG PEAT MARWICK LLP

Washington, D.C.
December 1, 1994